Exhibit 5.1

DEWEY BALLANTINE LLP

1301 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK  10019-6092

TEL   212 259-8000    FAX   212 259-6333

September 29, 2006

MedImmune, Inc.

One MedImmune Way

Gaithersburg, Maryland 20878

Ladies and Gentlemen:

We have acted as counsel to MedImmune, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of (i) $575,000,000 aggregate principal amount of its 1.375% Convertible Senior Notes due 2011 and $575,000,000 aggregate principal amount of its 1.625% Convertible Senior Notes due 2013 (the “Notes”) and (ii) 34,081,617 shares of common stock, $.01 par value per share (the “Common Stock”), of the Company which may be issued upon the conversion thereof, plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price.

We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement, the Indenture under which the Notes were issued, the Restated Articles of Incorporation of the Company, as amended, and the By-laws of the Company, as amended.

Based on the foregoing, we are of the opinion that:

1.             The Notes are valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the qualification that the enforceability of the Company’s obligations thereunder may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity); and

2.             The Common Stock issuable upon conversion of the Notes has been validly authorized and reserved for issuance and, when issued and delivered upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York, and in expressing the foregoing opinions, we are not passing upon the laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

DEWEY BALLANTINE LLP